      Exhibit 99.3

PSB BANCSHARES, INC.
Unaudited Condensed Consolidated Statement of Financial Condition
As of September 30, 2017
(in thousands except share data)

September 30, 2017
Assets
Cash and due from banks	$13,016
Federal funds sold	4,095
Cash and cash equivalents	17,111

Certificates of deposit in banks	3,192
Securities available-for-sale	100,241
Loans, net of unearned income	55,486
Less allowance for loan losses	(1,101)
Net loans	54,385
Premises and equipment, net	1,648
Accrued interest receivable	737
Other assets	612
Total assets	$177,926
Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$99,173
Interest-bearing deposits	54,965
Total deposits	154,138
Accrued interest payable and other liabilities	240
Total liabilities	154,378
Stockholders' Equity:
Common stock	4
Additional paid in capital	6,718
Retained earnings	17,283
Accumulated other comprehensive income	343
Treasury stock	(800)
Total stockholders' equity	23,548
Total liabilities and stockholders' equity	$177,926

PSB BANCSHARES, INC.
Unaudited Condensed Consolidated Statement of Income
For the nine months ended September 30, 2017
(in thousands except per share data)

September 30, 2017
Interest income:
Loans, including fees	$2,458
Taxable securities	919
Nontaxable securities	469
Federal funds sold	28
Other interest income	48
Total interest income	3,922
Interest expense:
Deposits	249
Total interest expense	249
Net interest income	3,673
Provision for loan losses	14
Net interest income after provision for loan losses	3,659
Noninterest income:
Service charges and fees	751
Net gain on sale of investment securities	8
Other noninterest income	81
Total noninterest income	840
Noninterest expense:
Salaries and employee benefits	1,997
Occupancy expenses	171
Equipment rentals, depreciation, and maintenance	64
Telephone and communications	53
Advertising and business development	29
Data processing	378
Federal deposit insurance and other regulatory assessments	55
Legal and other professional services	204
Other operating expense	500
Total noninterest expense	3,451
Income before income taxes	1,048
Provision for income taxes	54
Net income	$994

Basic net earnings per common share	$0.27
Diluted net earnings per common share	$0.27
Dividends per common share	$0.12